FOR IMMEDIATE RELEASE	May 28, 2015
Contact: Susan Jordan 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW ACQUISITION

FREEHOLD, NJ, May 28, 2015…………..UMH Properties, Inc. (NYSE: UMH) announced that, on May 27, 2015, it closed on the acquisition of one manufactured home community located in northeastern Pennsylvania for an aggregate purchase price of $3,517,000. This all-age community contains a total of 158 developed homesites that are situated on approximately 43 total acres. The average occupancy for this community is approximately 64%. With this acquisition, UMH owns ninety-two communities consisting of approximately 15,700 developed homesites.

Samuel A. Landy, President, stated, “This community is located in the Marcellus and Utica Shale regions and is conveniently located in close proximity to our other northeastern Pennsylvania communities. This community has significant upside that we intend to realize through our sales and rental program. UMH continues to execute its growth plan.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-two manufactured home communities containing approximately 15,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

SOURCE UMH Properties, Inc.